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                                                                     EXHIBIT 8.1

                   [Letterhead of GnazzoThill, A Professional Corporation]



                                                                 August 27, 2002


Redwood Trust, Inc.
591 Redwood Highway
Suite 3100
Mill Valley, CA 94941

        Re: Registration Statement on Form S-3 for Redwood Trust, Inc. Direct Stock Purchase and Dividend Reinvestment Plan

Dear Ladies and Gentlemen:

        You have requested our opinion in connection with the Registration Statement on Form S-3, dated August 27, 2002 (the "Registration Statement") being filed by Redwood Trust, Inc. (the "Company") on the date hereof with respect to its Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan").

        In connection with the Registration Statement, we have acted as your special tax counsel and have assisted in the preparation of the tax summary for such Registration Statement. In formulating our opinions, we have reviewed (i) the Registration Statement, (ii) the Articles of Amendment and Restatement of the Company, as amended and supplemented to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Certificate of Incorporation of RWT Holdings, Inc., as filed with the Secretary of State of the State of Delaware and the Bylaws of RWT Holdings, Inc. as in effect on the date hereof; (v) the Certificate of Incorporation of Sequoia Mortgage Funding Corporation ("Sequoia"), as filed with the Secretary of State of the State of Delaware and the Bylaws of Sequoia as in effect on the date hereof, and (vi) such resolutions, certificate, records, and other documents provided by the Company, RWT Holdings, Inc., and Sequoia as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, the Company has provided us with a certificate (the "Officer's Certificate"), executed by a duly appointed and knowledgeable officer of the Company, and upon which we have relied, setting forth certain representations relating to various factual and other matters, including the prior, current and future methods of operation of the Company, RWT Holdings, Inc., Sequoia and their subsidiaries. We have also relied upon the legal opinion of Tobin & Tobin, a professional corporation, dated on or about the date hereof, with respect to certain non-tax matters.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

               In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) each of the Company, RWT Holdings, Inc., Sequoia and their subsidiaries have been and will continue to be organized and operated in the manner described in the Officer's Certificate, the Registration Statement and the other relevant documents referred to above; and (ii) there have been no changes in the applicable

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Redwood Trust, Inc.
August 27, 2002
Page 2


laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist on the date of this letter. With respect to these assumptions, it should be noted that (x) in the case of the former assumption, certain of the representations set forth in the Officer's Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company, RWT Holdings, Inc., Sequoia and their subsidiaries which may not be achievable if there are future changes in the circumstances of either and (y) in the case of the latter assumptions, statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

        Based on the foregoing, we are of the opinion that:

        1. The Company has been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code since the commencement of its operations on August 19, 1994 through December 31, 2001, the date of the most recent audited financial statements and management reports of the Company reviewed by us, and the Company's current and contemplated methods of operation, as described in the Registration Statement and as represented by the Company, will enable it to continue to so qualify; and

        2. Although the discussion set forth under the caption "Certain Federal Income Tax Considerations" in the Form S-3 does not purport to discuss all possible Federal income tax consequences of the acquisition and ownership of the Company's Common Stock acquired under the Plan, such discussion constitutes an accurate summary of the Federal income tax considerations that are likely to be material to a participant in the Plan.

        Other than as expressly stated above, we express no opinion on any issue relating to the Company, RWT Holdings, Inc., Sequoia or their subsidiaries or to any investment therein or under any other law.

        We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Gnazzo Thill,
                                                 A Professional Corporation